SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made by and between Andrew J. Cahill (hereinafter “Cahill”) and Conihasset Capital Partners, Inc., a Delaware corporation with a principal place of business at Two International Place, 16th Floor, Boston, Massachusetts 021110 (hereinafter the “Company”).

WHEREAS, Cahill has been employed as an executive by the Company; and

WHEREAS, the Company and Cahill have decided to end their employment relationship due to corporate restructuring under the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Separation from Company/Payment of All Monies Through Separation Date.

Cahill’s separation as an officer and employee of the Company will be effective as of May 18, 2007 (“Separation Date”). All of Cahill’s accrued and unpaid salary and/or other compensation owed to him, which totals $45,000.00, and all benefits in connection with his employment, will be paid through the Separation Date. The Company will also reimburse Cahill for any and all legitimate and reasonable open and unpaid expenses owed to Cahill as of the Separation Date, which amount totals $734.08. Cahill understands and agrees that he has no right or obligation to perform any services for the Company after the Separation Date.

2. Resignation from Board of Directors.

Cahill hereby resigns any and all positions he has held in the Company’s board of directors as of the Separation Date.

3. Stock/Options.

In addition to 11,500 shares of the Company’s stock previously issued to Cahill, the Company acknowledges the issuance of options to Cahill to acquire 40,000 shares of the Company’s common stock at a price of $2.67 per share (the “Cahill Options”) awarded on March 15, 2007. The terms and conditions of the Cahill Options will be as set forth in the Option Agreement, a copy of which will be provided to Cahill, which terms are no less favorable than those granted the officers and directors of the Company. The Company will include the shares of the Company’s stock underlying the Cahill Options in the Company’s proposed S-8 filing.

4. Cessation of Salary and Benefits as of Separation Date.

Except as otherwise provided in this Agreement, Cahill will not be eligible for any additional salary, benefits, stock or ownership shares in the Company, stock option grants, and/or any other compensation of any kind from the Company or any of its subsidiaries or affiliates following the Separation Date.

5. Continued Payments After Separation Date.

In exchange for executing and not revoking this Agreement, Cahill will continue to receive his final regular salary from the Company, minus all lawful and customary withholdings, for a period of four (4) months after the Separation Date. Such payments will commence on the first pay period which occurs following the eighth (8th) day after Cahill’s execution of this Agreement. In the event that Cahill dies prior to payment in full, the balance shall be remitted to Cahill’s estate or beneficiaries.

6. Mutual Release of Claims.

Cahill agrees not to seek or accept monetary damages, personal restitution, or equitable or injunctive relief from the Company or anyone connected with it for any reason. In other words, Cahill remises and quitclaims unto, and forever discharges and releases the Company, its owners, co-venturers, subsidiaries, affiliates, and all related persons, organizations, and entities, and their respective current and former directors, officers, employees, board members, successors and assigns (hereinafter collectively referred to as the “Releasees”), from any and all claims, actions, causes of action, grievances, complaints, arbitrations, suits, proceedings, debts, controversies, attorney fees, judgments, demands, liabilities, obligations, promises, and damages whatsoever, in law or equity, which he ever had, now has, or shall have as of the date of this Agreement. This includes, but is not limited to, the right to seek or accept monetary damages, personal restitution, or equitable or injunctive relief for any alleged violation of the Civil Rights Act of 1871, 42 U.S.C. Section 1983; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq.; the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act amendments thereto, 29 U.S.C. Sections 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. Sections 12101 et seq.; the Equal Pay Act of 1990, 29 U.S.C. Section 206; the Family and Medical Leave Act, 29 U.S.C. Sections 2601 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Sections 301 et seq.; the Massachusetts Unlawful Discrimination Because of Race, Color, Religious Creed, National Origin, Ancestry or Sex Law, Mass. Gen. Laws Annotated, Chapter 151B, Sections 1 et seq.; the New Jersey Law Against Discrimination, New Jersey Statutes, Title 10, Chapter 5, Sections 10:5-1 et seq.; any alleged breach of any prior agreement, understanding or contract between the parties relating to Cahill’s employment by the Company; or any other alleged violation of any local, state or federal law, regulation, rule of law, or ordinance having any connection whatsoever with Cahill’s employment with the Company, or the termination of such employment. Cahill intends this provision to be all-encompassing and to act as a full and total release of any claims he may have against the Company and/or any other Releasee, whether or not specifically referred to herein, as of the date of this Agreement.

The Company similarly remises and quitclaims unto, and forever discharges and releases Cahill and his heirs, successors and assigns from any and all actions, causes of action, complaints, claims, charges, debts, grievances, arbitrations, liabilities, obligations, promises, actions, suits, demands, attorneys’ fees, costs or expenses of any nature, known or unknown, in law or in equity, that it ever had, now has, or in the future may have with respect to or in any way related to Cahill’s prior employment with the Company and/or Cahill’s service as an officer of the Company and/or as a member of the Company’s board of directors.

7. Return of Company Property.

Cahill represents that he has returned to the Company any and all property of the Company in his possession or control, including, but not limited to, any and all instruction manuals, customer and/or supplier lists and other documents relating to the Company’s operations, and any copies thereof. If Cahill has not done so, he agrees to do so immediately.

8. No Disparagement/References.

Cahill promises and agrees that he will not disparage or otherwise harm the interests or reputation of the Company and/or any of the Releasees. The Company and/or any of the Releasees promise and agree that they will not disparage or otherwise harm the interests or reputation of Cahill. The Company agrees to provide a favorable reference letter to Cahill for his use in attempting to secure new employment and will provide similar favorable references if and when it is contacted by prospective employer(s) of Cahill.

9. Indemnification.

The Company hereby agrees to indemnify, defend (including payment of attorney’s fees and costs) and hold Cahill harmless against any and all claims, causes of action, lawsuits, proceedings, damages, fees and costs with respect to any matter, incident, or issue arising out of Cahill’s official duties as an employee, officer or director of the Company, including any claims that may arise concerning which Cahill had no involvement.

10. Unemployment Benefits.

The Company will not contest any application Cahill may make for unemployment benefits.

11. No Admission of Liability or Wrongdoing.

Cahill and the Company both agree and understand that nothing contained in this Agreement may be or is to be construed as an admission by either party or any Releasee of any liability or unlawful conduct whatsoever.

12. Voluntary Agreement.

(a) Cahill recognizes and understands that this Agreement is a legal document and he is advised to consult with an attorney before signing it. Cahill understands that he has twenty (21) days from the date on which he received this Agreement to consider whether or not to sign it. Cahill may revoke this Agreement at any time within seven (7) days after he signs it. This Agreement will take effect after seven (7) days have passed from the date on which Cahill signs. To revoke this Agreement, Cahill must deliver written notice of such revocation within seven (7) days after he signs the Agreement to the Company’s attorney, Michael D. Chittick, Esq., at the following address: Adler Pollock & Sheehan P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island 02903.

(b)  Cahill acknowledges that the benefits to be provided to him as described in this Agreement represent a benefit to which he would not otherwise have been entitled had he not entered into this Agreement. Cahill further acknowledges that he understands the terms of this Agreement and agrees that he has voluntarily and in good faith executed this Agreement.

13. Entire Agreement.

Each party recognizes, understands and agrees that all statements contained herein constitute the sole and complete Agreement between the parties and that this Agreement fully supersedes any and all prior agreements or understandings between the parties. Each party also agrees and understands that this Agreement cannot be orally changed and that any modification to this Agreement must be in writing and signed by both an authorized representative of the Company and Cahill.

14. Validity and Separability/Section Headings.

The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, it is expressly intended by the parties hereto that such provision shall be interpreted to be only so broad as is enforceable. Section headings are for the convenience of the parties only and shall not be construed to be part of this Agreement.

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IN WITNESS WHEREOF, the parties have signed and executed the foregoing.

ANDREW J. CAHILL		CONIHASSET CAPITAL
PARTNERS, INC.

/s/ Andrew J. Cahill	May 24, 2007	/s/ Richard D. Bailey
Signature	(Date)	Richard D. Bailey
President and Chief Executive Officer

Date: May 24, 2007

Witness		Witness